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                                                             EXHIBIT 5

                  [LETTERHEAD OF THE B.F.GOODRICH COMPANY]


                                                        November 13, 1997


Board of Directors
The B.F.Goodrich Company
4020 Kinross Lakes Parkway
Richfield, Ohio  44286-9368

Directors:

        In connection with the proposed registration under the Securities Act of 1933, as amended, of up to 23,047,514 shares of common stock (collectively, the "Shares") of The B.F.Goodrich Company, a New York corporation (the "Company"), which are to be issued by the Company upon consummation of the merger (the "Merger") of Midwest Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of the Company, with and into Rohr, Inc., a Delaware corporation, I have examined such corporate records and other documents, including the Registration Statement on Form S-4 relating to the Shares (together with the Joint Proxy Statement/Prospectus contained in such Registration Statement, and any amendments or supplements thereto, the "Registration Statement") and have reviewed such matters of law as I have deemed necessary or appropriate for this opinion. Based on such examination and review, it is my opinion that, when issued upon consummation of the Merger as contemplated by the Registration Statement, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

        I consent to be named in the Registration Statement as the attorney who passed upon the validity of the Shares, and to the filing of a copy of this opinion as an exhibit to the Registration Statement.


                                        Sincerely,



                                        /s/ Nicholas J. Calise